UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 12, 2010 (December 31, 2009)

Great East Bottles & Drinks (China) Holdings, Inc.
(Exact name of registrant as specified in charter)

Florida
(State or other jurisdiction of incorporation)

333-139008	59-2318378
(Commission File Number)	(IRS Employer Identification No.)

203 Hankow Center, 5 - 15 Hankow Road, Tsimshatsui, Kowloon, Hong Kong
(Address of Principal Executive Offices)

852-2192-4805
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets

On 31 December 2009:

Great East (Overseas) Packaging Limited (the “Company”), a subsidiary of Great East Bottles & Drinks (China) Holdings, Inc. (“GEBD Holding”), acquired 99.99% of Great East Packaging (Nanjing) Limited (“GEPNJ”) and 99.99% of Great East Packaging (Xian) Limited (“GEPXA”) for USD9,999 each, totaling USD19,998.

Pursuant to a restructuring agreement between Great East Bottles and Drinks (BVI) Inc. (“GEBD BVI”) and Great East Packaging Holdings Limited (“GEPH”), the Company acquired 99.99% of GEPH’s 3 wholly owned subsidiaries, Upjoy Holdings Limited (“Upjoy”), United Joy International Limited (“United Joy”) and Greatgrand Global Limited (“Greatgrand”) (collectively the “GEPH’s Subsidiaries”).

In exchange, GEBD BVI granted a 3-year share option for GEPH to subscribe for 9,638,769 ordinary shares of GEBD BVI’s wholly owned subsidiary, Great East Packaging International Limited (“GE Int’l”), exercisable within 3 years ending 31 December 2012 with an exercise price of USD1.  In addition, GEBD BVI as seller entered into a sale and purchase agreement with Top Sharp Investments Limited as purchaser for the entire issued share capital of Best Key Investment Limited (“Best Key”) for a consideration of HK$1.

GEPH is a British Virgin Islands company wholly owned by GEBD Holding’s majority shareholder Mr Guy Chung.

Upjoy is a British Virgin Islands company and the holding company for an OEM bottled water manufacturing company called Hangzhou Crystal Pines Beverages & Packaging Co. Ltd, which has a Taizhou branch engaging in the same business.

United Joy is a British Virgin Islands company and the holding company for an OEM bottled water manufacturing company called Nanjing Crystal Pines Beverages & Packaging Co. Ltd, which has a Hefei branch engaging in the same business.

Greatgrand is a British Virgin Islands company and the holding company for a hot fill packaging company called Shenyang Great East Packaging Co. Ltd.

Best Key is a Hong Kong company holding 15% interest in Hangzhou Great East Packaging Co., Limited.

Financial statements required will be filed by amendment not later than 75 calendar days after 31 December 2009.

SIGNATURES

            In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GREAT EAST BOTTLES & DRINKS (CHINA) HOLDINGS, INC.

Dated: February 12, 2010	/s/ Danny Poon
Danny Poon
Chief Financial Officer